Exhibit 99.1

N e w s R e l e a s e

For information contact:

Sherry Magee

Senior Vice President Communications

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES THIRD QUARTER 2014 RESULTS

— Total revenues increased 11.7 percent quarter-over-quarter to $180.3 million —

(ORLANDO, Fla.) Nov. 13, 2014 — CNL Lifestyle Properties, Inc., a real estate investment trust (“we,” “our” or “us”), today announced its operating results for the quarter ended Sept. 30, 2014.

Third Quarter 2014

•	Total revenues increased $18.9 million, or 11.7 percent, as compared to the third quarter of 2013.

•	Total expenses increased $6.6 million, or 5.3 percent, as compared to the third quarter of 2013.

•	Net income decreased $47.7 million, or 60.9 percent, as compared to the third quarter of 2013 primarily due to the gain from sale of our interests in three unconsolidated joint ventures that occurred in July 2013.

•	Funds from Operations (“FFO”) decreased $1.4 million, or 2.1 percent. FFO per share remained constant, as compared to the third quarter of 2013 of $0.20 per share.

•	Modified Funds from Operations (“MFFO”) and MFFO per share increased $14.6 million, or 22.5 percent and $0.04 per share, respectively, as compared to the third quarter of 2013.

•	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) increased $19.8 million, or 28.0 percent, as compared to the third quarter of 2013.

Nine Months Ended Sept. 30, 2014

•	Total revenues increased $38.3 million, or 10.4 percent, as compared to the nine months ended Sept. 30, 2013.

•	Total expenses decreased $24.8 million, or 6.5 percent, as compared to the nine months ended Sept. 30, 2013.

•	Net income increased $2.0 million to $1.8 million from a net loss of $0.2 million during the nine months ended Sept. 30, 2013.

•	FFO and FFO per share increased $5.7 million or 5.1 percent and $0.01 per share, respectively, as compared to the nine months ended Sept. 30, 2013.

•	MFFO and MFFO per share increased $20.8 million or 18.9 percent and $0.05 per share, respectively, as compared to the nine months ended Sept. 30, 2013.

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•	Adjusted EBITDA increased $17.1 million or 12.0 percent as compared to the nine months ended Sept. 30, 2013.

The decrease in FFO and FFO per share for the quarter ended Sept. 30, 2014, is primarily due to net loss on extinguishment of debt from loans paid off with the proceeds from the sale of our golf portfolio and an increase in interest expense from new borrowings obtained in connection with the acquisition of senior housing properties offset by additional rental income from recently acquired leased properties and “same-store” growth in net operating income from our managed properties. The increase in FFO and FFO per share for the nine months ended Sept. 30, 2014, is primarily due to increase in rental income from recently acquired leased properties and “same-store” growth in net operating income from our managed properties offset by the net loss on extinguishment of debt and higher interest expense.

Similarly, the increase in MFFO and MFFO per share for the quarter and nine months ended Sept. 30, 2014, is primarily due to increase in rent payments from leased properties (rental revenue excluding straight-line adjustments for GAAP) from recently acquired properties as well as growth in “same-store” net operating income from our managed properties. The increases were partially offset by higher interest expense due to additional borrowings made after Sept. 30, 2013.

The increase in Adjusted EBITDA for the quarter and nine months ended Sept. 30, 2014, is primarily due to the same attributions described above in MFFO and MFFO per share. The increase in Adjusted EBITDA for the nine months ended Sept. 30, 2014, also includes the reduction in cash distributions received from our unconsolidated joint ventures due to the sale of our interests in three unconsolidated senior housing joint ventures in July 2013.

The following table presents selected comparable financial data through Sept. 30, 2014:

SUMMARY FINANCIAL RESULTS

(Millions except ratios and per share data)

	Quarter ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Total revenues	$180.3	$161.4	$406.1	$367.8
Total expenses	132.1	125.4	354.2	379.0

Operating Income (loss)	48.2	36.0	51.9	(11.2)

Net income (loss)	30.6	78.3	1.8	(0.2)
Net income per share	0.09	0.25	0.01	0.00

FFO	64.1	65.5	116.1	110.5
FFO per share	0.20	0.20	0.36	0.35

MFFO	79.5	64.9	130.6	109.8
MFFO per share	0.24	0.20	0.40	0.35

Adjusted EBITDA	90.5	70.7	159.5	142.4

Cash flows from operating activities			132.8	133.0

As of Sept. 30, 2014:
Total assets			$2,534.9
Total debt			1,127.3
Leverage ratio			44.5%

*	47.8% including our share of unconsolidated assets and debts

See detailed financial information and full reconciliation of FFO, MFFO and Adjusted EBITDA, which are Non-Generally Accepted Accounting Principles (“Non-GAAP”) measures, on the following pages.

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Portfolio Highlights

The following tables summarize the Company’s “same-store” revenue and EBITDA for comparable consolidated properties that we have owned during the entirety of both periods presented, and includes information for both leased and managed properties (other than for rent coverage, which includes all leased properties):

	Number of Properties	Quarter Ended Sept. 30,						TTM Rent Coverage (2)
		2014		2013		Increase/(Decrease)
		Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA
Ski and mountain lifestyle	17	$51,132	$(6,560)	$48,132	$(5,900)	6.2%	-11.2%	1.35x
Attractions	21	132,288	64,414	122,050	58,578	8.4%	10.0%	2.25x
Senior housing	20	17,876	5,281	17,470	5,780	2.3%	-8.6%	1.17x
Marinas	17	12,073	4,475	12,305	5,015	-1.9%	-10.8%	n/a

	75	$213,369	$67,610	$199,957	$63,473	6.7%	6.5%	1.45x

	Number of Properties	Nine Months Ended Sept. 30,
		2014		2013		Increase/(Decrease)
		Revenue (1)	EBITDA (1)	Revenue (1)	EBITDA (1)	Revenue	EBITDA
Ski and mountain lifestyle	17	$331,994	$90,088	$339,291	$96,581	-2.2%	-6.7%
Attractions	21	235,517	75,265	217,397	64,871	8.3%	16.0%
Senior housing	20	52,829	15,979	51,269	16,929	3.0%	-5.6%
Marinas	17	26,574	8,543	27,780	10,342	-4.3%	-17.4%

	75	$646,914	$189,875	$635,737	$188,723	1.8%	0.6%

FOOTNOTES:

(1)	Property operating results for tenants under leased arrangements are not included in our operating results. Property-level EBITDA above is disclosed before rent and capital reserve payments to us, as applicable.
(2)	As of Sept. 30, 2014, on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

Third Quarter and Nine Months Ended Sept. 30, 2014

•	Property-level revenue increased 6.7 percent and 1.8 percent, respectively, and property-level EBITDA increased 6.5 percent and 0.6 percent, respectively, as compared to the quarter and nine months ended Sept. 30, 2013.

•	Our ski and mountain lifestyle properties experienced an increase in revenue for the third quarter of 2014 due to favorable weather conditions for summer operations which includes mountain biking and aerial adventures, as well as strong group and conference business at those resorts with facilities which operate during the non-winter months; but EBITDA decreased due to higher healthcare costs and a one-time tax credit received last year at one of our ski resorts. For the nine months ended Sept. 30, 2014, revenues at our ski and mountain lifestyle properties decreased primarily due to snow levels in the West (particularly in California) where snowfall was significantly below historical norms during much of the 2013/2014 ski season as a result of warm temperatures and drought conditions which caused these properties to experience poor operating results as compared to the 2012/2013 ski season. An El Niño weather pattern is forecasted for the 2014/2015 ski season, which typically results in more favorable precipitation levels for the Pacific West region.

•	Capital improvements made and our manager’s efforts to promote and drive attendance at our attractions properties resulted in an increase in season pass sales and in-park spending as compared to prior year. In addition, visitation at our attractions properties increased by 10.3 percent year-over-year.

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•	Higher average rates paid by our residents at our senior housing properties resulted in an increase in revenue but EBITDA decreased due to higher resident care expenses, repairs and maintenance expenses, and other operating expenses.

•	Our marinas were impacted by the transition of the properties to new managers (completed in April 2014) operated under a managed structure where we now incur management fees, which reduced the operating margin at the properties. Additionally, in December 2013, record-breaking cold temperatures and ice storms at one of our largest marinas caused damage to the docks and other floating structures, which resulted in temporary partial closure of this property, reducing the operating results. Over the long term, we believe our new managers will be able to achieve higher level of EBITDA at our marinas.

The following table presents same-store, unaudited property-level information of our senior housing properties as of and for the quarter and nine months ended Sept. 30, 2014 and 2013:

	Number of Properties	Occupancy
		As of Sept. 30,		Increase/
		2014	2013	(Decrease)
Senior housing	20	92.7%	92.5%	0.2%

		RevPOU
	Number of Properties	Quarter Ended			Nine Months Ended
		Sept. 30,		Increase/ (Decrease)	Sept. 30,		Increase/ (Decrease)
		2014	2013		2014	2013
Senior housing	20	$3,958	$3,821	3.6%	$3,892	$3,781	2.9%

The increase in revenue per occupied unit (“RevPOU”) of 3.6 percent and 2.9 percent for the quarter and nine months ended Sept. 30, 2014, respectively, as compared to the same periods in 2013 is due to strong unit demand and an increase in average rate paid by our residents.

Acquisition Activity

During the nine months ended Sept. 30, 2014, we acquired nine senior housing communities for an aggregate purchase price of $153.9 million.

Disposition

In connection with our evaluation of strategic alternatives to provide liquidity for our shareholders, during the quarter ended Sept. 30, 2014, we sold 46 of our 48 golf properties and received net sales proceeds of approximately $297.3 million. The remaining two golf properties are expected to be sold by the end of this year. The net sales proceeds were used to retire debt.

Distributions

For the nine months ended Sept. 30, 2014, we declared and paid distributions of $103.3 million ($0.3189 per share).

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Distribution Reinvestments and Redemptions

In Sept. 2014, our board of directors approved the suspension of our distribution reinvestment plan and redemption plan effective as of Sept. 26, 2014. As a result of the suspension of the DRP, stockholders who were participants in the DRP received cash distributions instead of additional shares in the Company.

As a result of the suspension of the redemption plan, all redemption requests received prior to Sept. 26, 2014, which were not redeemed will be placed in the redemption queue. Any requests made after Sept. 26, 2014, will not be accepted or processed unless the redemption plan is reinstated by our Board, which is not expected at this time.

Supplemental Information

See our quarterly report on Form 10-Q for the quarter and nine months ended Sept. 30, 2014 on our website at www.CNLLifestyleREIT.com for additional information.

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CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	Sept. 30, 2014	Dec. 31, 2013
ASSETS
Real estate investment properties, net (including $176,249 and $184,306 related to consolidated variable interest entities, respectively)	$1,890,582	$2,068,973
Cash	277,122	71,574
Investments in unconsolidated entities	129,990	132,324
Deferred rent and lease incentives	53,374	57,378
Restricted cash	52,721	51,335
Other assets	45,017	52,310
Intangibles, net	30,046	36,922
Accounts and other receivables, net	22,202	21,080
Mortgages and other notes receivable, net	20,551	117,963
Assets held for sale, net	13,261	90,794

Total Assets	$2,534,866	$2,700,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages and other notes payable (including $51,420 and $87,095 related to non-recourse debt of consolidated variable interest entities, respectively)	$634,512	$760,192
Senior notes, net of discount	370,321	394,419
Line of credit	122,500	50,000
Other liabilities	61,388	76,816
Accounts payable and accrued expenses	58,049	49,823
Due to affiliates	564	1,025

Total Liabilities	1,247,334	1,332,275

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share One billion shares authorized; 349,084 and 345,114 shares issued and 325,214 and 322,627 shares outstanding as of Sept. 30, 2014 and Dec. 31, 2013, respectively	3,252	3,226
Capital in excess of par value	2,864,036	2,846,265
Accumulated deficit	(400,220)	(401,985)
Accumulated distributions	(1,176,750)	(1,073,422)
Accumulated other comprehensive loss	(2,786)	(5,706)

Total Stockholders’ Equity	1,287,532	1,368,378

Total Liabilities and Stockholders’ Equity	$2,534,866	$2,700,653

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2014	2013	2014	2013
Revenues:
Rental income from operating leases	$37,631	$31,466	$115,009	$101,159
Property operating revenues	140,683	126,707	283,064	256,622
Interest income on mortgages and other notes receivable	1,965	3,253	8,044	10,035

Total revenues	180,279	161,426	406,117	367,816

Expenses:
Property operating expenses	81,726	73,273	205,255	189,179
Asset management fees to advisor	6,053	6,498	18,999	21,445
General and administrative	4,307	3,882	13,452	12,858
Ground lease and permit fees	2,849	3,132	9,688	9,602
Acquisition fees and costs	509	1,009	2,513	1,922
Other operating expenses	2,170	2,338	4,028	4,307
Bad debt expense	65	1,823	1,062	5,882
Recovery on lease terminations	—	—	(741)	—
Loan loss provision	750	—	3,270	—
Impairment provision	—	2,740	—	45,191
Depreciation and amortization	33,622	30,731	96,691	88,587

Total expenses	132,051	125,426	354,217	378,973

Operating income (loss)	48,228	36,000	51,900	(11,157)

Other income (expense):
Interest and other income (expense)	775	(13)	866	504
Bargain purchase gain	—	2,653	—	2,653
Interest expense and loan cost amortization (includes $57 and $460 loss on termination of cash flow hedges for the quarter and nine months ended Sept. 30, 2014, respectively)	(18,556)	(15,852)	(57,322)	(48,513)
Loss on extinguishment of debt	(1,620)	—	(1,816)	—
Gain from sale of unconsolidated entities	—	55,394	—	55,394
Equity in earnings of unconsolidated entities	3,176	4,147	6,949	9,183

Total other income (expense)	(16,225)	46,329	(51,323)	19,221

Income from continuing operations	32,003	82,329	577	8,064
Income (loss) from discontinued operations (includes $3,027 amortization of loss and loss on termination of cash flow hedges for the nine months ended Sept. 30, 2014 and $414 and $1,241 amortization of loss on termination of cash flow hedges for the quarter and nine months ended Sept. 30, 2013, respectively.)	(1,380)	(4,036)	1,188	(8,275)

Net income (loss)	$30,623	$78,293	$1,765	$(211)

Net income (loss) per share of common stock (basic and diluted)
Continuing operations	$0.10	$0.26	$0.00	$0.03
Discontinued operations	(0.01)	(0.01)	0.01	(0.03)

Income per share	$0.09	$0.25	$0.01	$0.00

Weighted average number of shares of common stock outstanding (basic and diluted)	325,707	319,507	324,194	317,960

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with GAAP. Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (“REIT”) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and real estate impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s guidance described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to the write-off of deferred rent receivables and other lease-related assets as well as amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of its liquidity, or indicative of funds available to fund our cash needs including our ability to make

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distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value or based on an estimated net asset value. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2014, filed with the United States Securities and Exchange Commission on Nov. 13, 2014.

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Funds from Operations and Modified Funds from Operations

	Sept. 30,		Sept. 30,
	2014	2013	2014	2013
Net income (loss)	$30,623	$78,293	$1,765	$(211)
Adjustments:
Depreciation and amortization:
Continuing operations	33,622	30,731	96,691	88,587
Discontinued operations	—	7,618	4,891	22,577
Impairment of real estate assets:
Continuing operations	—	2,740	—	45,191
Discontinued operations	—	—	4,464	—
Gain on sale of unconsolidated entities:
Continuing operations	—	(55,394)	—	(55,394)
Gain on sale of real estate investment:
Discontinued operations	(3,953)	(2)	(3,883)	(2,085)
Net effect of FFO adjustment from unconsolidated entities: (1)
Continuing operations	3,819	1,484	12,208	11,820

Total funds from operations	64,111	65,470	116,136	110,485

Acquisition fees and expenses: (2)
Continuing operations	509	1,009	2,513	1,922
Straight-line adjustments for leases and notes receivable: (3)
Continuing operations	4,617	(1,633)	(1,547)	(2,675)
Discontinued operations	—	(291)	—	(827)
Loss from extinguishment of debt: (4)
Continuing operations	1,682	—	2,282	—
Discontinued operations	8,293	—	8,028	—
Contingent purchase price consideration adjustment (6)
Continuing operations	(665)	—	(665)	—
Amortization of above/below market intangible assets and liabilities
Continuing operations	89	(1)	113	(3)
Discontinued operations	—	350	359	1,033
Loan loss provision: (5)
Continuing operations	750	—	3,270	—
Accretion of discounts/amortization of premiums:
Continuing operations	44	3	50	9
MFFO adjustments from unconsolidated entities: (1)
Straight-line adjustments for leases and notes receivable: (3)
Continuing operations	113	(29)	175	(175)
Amortization of above/below market intangible assets and liabilities:
Continuing operations	(41)	47	(116)	39

Modified funds from operations	$79,502	$64,925	$130,598	$109,808

Weighted average number of shares of common stock	325,707	319,507	324,194	317,960

outstanding (basic and diluted)
FFO per share (basic and diluted)	$0.20	$0.20	$0.36	$0.35

MFFO per share (basic and diluted)	$0.24	$0.20	$0.40	$0.35

FOOTNOTES:

(1)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the HLBV method.

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(2)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses relating to business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(3)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(4)	(Gain) loss from early extinguishment of debt includes swap breakage fees, write-off of unamortized loan costs and reclassification of loss on termination of cash flow hedges from other comprehensive income (loss) into interest expense.
(5)	We recorded a loan loss provision on one of our mortgages and other notes receivable as a result of uncertainty related to the collectability of the note receivable.
(6)	Management believes that the elimination of the contingent purchase price consideration adjustment, which represents yield guarantee, included in interest and other income (expense) for GAAP purposes is appropriate because the adjustment is a non-recurring, non-cash adjustment that is not reflective of our ongoing operating performance and aligns results with management’s analysis of operating performance.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) (in thousands):

	Quarter Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2014	2013	2014	2013
Net income (loss)	$30,623	$78,293	$1,765	$(211)
(Income) loss from discontinued operations	1,380	4,036	(1,188)	8,275
Interest and other (income) expense	(775)	13	(866)	(504)
Bargain purchase gain on acquisition of real estate (4)	—	(2,653)	—	(2,653)
Interest expense and loan cost amortization	18,556	15,852	57,322	48,513
Equity in earnings of unconsolidated entities (1)	(3,176)	(4,147)	(6,949)	(9,183)
Gain on sale of unconsolidated entities (3)	—	(55,394)	—	(55,394)
Depreciation and amortization	33,622	30,731	96,691	88,587
Impairment provision	—	2,740	—	45,191
Loss from extinguishment of debt	1,620	—	1,816	—
Loan loss provision	750	—	3,270	—
Recovery on lease terminations	—	—	(741)	—
Straight-line adjustments for leases and notes receivables (2)	4,617	(1,924)	(1,547)	(3,502)
Cash distributions from unconsolidated entities (1)	3,321	3,177	9,896	23,290

Adjusted EBITDA	$90,538	$70,724	$159,469	$142,409

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FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures’ operating performance or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above. For the quarter and nine months ended Sept. 30, 2013, cash distributions from unconsolidated entities excludes approximately $5.3 million in return of capital.
(2)	We believe that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments and reflect the actual cash receipts received by us from our tenants and borrowers.
(3)	In July 2013, we completed the sale of our interests in 42 senior housing properties held through three unconsolidated joint ventures. See “Distributions from Unconsolidated Entities” above for additional information.
(4)	In connection with an acquisition of an attraction property, we recorded a bargain purchase gain as a result of the fair value of the net assets acquired exceeding the consideration transferred as discussed above.

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 107 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Florida, CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $29 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; our failure to obtain, renew or extend necessary financing or to access the debt or equity

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markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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